EXHIBIT 99.5
EXHIBIT (a)(1)(E)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Preferred Stock Purchase Rights)
of
D & K Healthcare Resources, Inc.
at
$14.50 Net Per Share
by
Spirit Acquisition Corporation
a wholly owned subsidiary of
McKesson Corporation
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
TIME, ON THURSDAY, AUGUST 18, 2005, UNLESS THE OFFER IS EXTENDED.
July 22, 2005
To Our Clients:
      Enclosed for your consideration are the Offer to Purchase, dated July 22, 2005 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments and supplements to the Offer to Purchase or the Letter of Transmittal, collectively constitute the “Offer”) in connection with the offer by Spirit Acquisition Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of McKesson Corporation, a Delaware corporation (“Parent”), to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of D & K Healthcare Resources, Inc., a Delaware corporation (“D&K”), including the associated preferred stock purchase rights and other rights (the “Rights” and, together with the Common Stock, the “Shares”) issued pursuant to the Rights Agreement, dated as of November 12, 1998, between D&K and Harris Trust and Savings Bank, at a purchase price of $14.50 per Share (the “Offer Price”), net to you in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.
      Also enclosed is the Letter to stockholders of D&K (the “Stockholders”), dated July 22, 2005, from the Chief Executive Officer of D&K accompanied by D&K’s Solicitation/ Recommendation on Schedule 14D-9.
      WE (OR OUR NOMINEES) ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE ENCLOSED LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.
      We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions contained in the Offer.
      Your attention is directed to the following:

1.	The Offer Price is $14.50 per Share, net to you in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

2.	The Offer is being made for all outstanding Shares.

3.	The board of directors of D&K, by unanimous vote of all directors with one director, who is an officer of D&K’s financial advisor, abstaining, (A) has determined that the terms of the Merger Agreement (as defined below) and the transactions contemplated thereby, including the Offer and the Merger (each as defined in the Offer to Purchase), are advisable and fair to, and in the best interests of, D&K and the Stockholders, (B) has approved the Merger Agreement, the Stockholder Agreement (as defined in the Offer to Purchase) and the transactions contemplated thereby, including the Offer and the Merger and (C) recommends that the Stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

4.	The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 8, 2005 (the “Merger Agreement”), by and among Parent, Purchaser and D&K. The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser. Following consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into D&K, with the surviving corporation becoming a wholly owned subsidiary of Parent. In the Merger, each outstanding Share (other than Shares held by Stockholders who have properly exercised their appraisal rights under Delaware law, Shares held by D&K or any subsidiary of D&K and Shares held by Parent or any subsidiary of Parent) will be converted at the effective time of the Merger into the right to receive an amount in cash equal to the Offer Price, without interest thereon and less any required withholding taxes.

5.	THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, AUGUST 18, 2005 (THE “EXPIRATION DATE”), UNLESS AND UNTIL, IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT, PURCHASER EXTENDS THE PERIOD OF TIME FOR WHICH THE OFFER IS OPEN, IN WHICH EVENT THE TERM “EXPIRATION DATE” SHALL MEAN THE TIME AT WHICH THE OFFER, AS SO EXTENDED BY PURCHASER, WILL EXPIRE.

6.	The Offer is conditioned upon, among other things, (A) there being validly tendered and not properly withdrawn prior to the Expiration Date that number of Shares which represents at least a majority of the then outstanding shares of Common Stock on as-if-converted basis and (B) the expiration or termination of any waiting period (or extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Offer is also subject to other terms and conditions contained in the Offer to Purchase. See the Introduction and Sections 1, 15 and 16 of the Offer to Purchase.

7.	Any stock transfer taxes applicable to the transfer and sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

8.	Backup federal income tax withholding at the applicable rate may be required, unless the required taxpayer identification information is provided or an exemption otherwise applies. See Instruction 9 of the Letter of Transmittal.
      To ensure compliance with Treasury Department Circular 230, you are hereby notified that: (a) any federal tax advice contained herein is not intended or written to be used, and cannot be used, by stockholders for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code; (b) the advice is written in connection with the promotion or marketing of the transaction or the matters addressed herein; and (c) stockholders should seek advice based on the stockholder’s particular circumstances from an independent tax advisor.

9.	Tendering Stockholders whose Shares are registered in their own name and who tender directly to the Depositary will not be obligated to pay brokerage fees or commissions to the Depositary or the Information Agent.
      Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf prior to the Expiration Date.

      If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form attached to this letter. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the attachment to this letter. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.
      Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by The Bank of New York (the “Depositary”) of (a) certificates for, or Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to, such Shares, (b) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase)) and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering Stockholders at the same time, and will depend upon when Share certificates or Book-Entry Confirmations of such Shares are received into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase).
      UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PRICE FOR THE SHARES TO BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.
      The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Instructions with Respect to the
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Preferred Stock Purchase Rights)
of
D & K Healthcare Resources, Inc.
at
$14.50 Net Per Share in Cash
       The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated July 22, 2005, and the related Letter of Transmittal in connection with the offer by Spirit Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of McKesson Corporation, a Delaware corporation, to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of D & K Healthcare Resources, Inc., a Delaware corporation, including the associated preferred stock purchase rights (the “Rights” and, together with the Common Stock, the “Shares”) issued pursuant to the Rights Agreement, dated as of November 12, 1998, between D&K and Harris Trust and Savings Bank, at a purchase price of $14.50 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions contained in the Offer to Purchase and related Letter of Transmittal (which, together with any amendments and supplements thereto, collectively constitute the “Offer”).
      This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions contained in the Offer.

SIGN HERE
Number of Shares to be Tendered:(1)

Dated: , 2005	Signature(s)

Print Name(s)

Address(es)

Area Code and Telephone Number

Tax Identification or Social Security Number

(1)	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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